Exhibit 5.1
Quattlebaum, Grooms, Tull & Burrow PLLC
A PROFESSIONAL LIMITED LIABILITY COMPANY
111 Center Street

Suite 1900	(501) 379-1700
Little Rock, Arkansas 72201	Telecopier
(501) 379-1701
November 12, 2009
Simmons First National Corporation
501 Main Street
Pine Bluff, Arkansas 71601
     Re: Issuance of up to 3,047,500 Shares of Simmons First National Corporation Common Stock
     Ladies and Gentlemen:
     We have acted as counsel for Simmons First National Corporation, an Arkansas corporation (the “Company”), in connection with the offering of shares of common stock, par value $0.01 per share (“Common Stock”), by the Company pursuant to the Underwriting Agreement, dated November 10, 2009 (the “Underwriting Agreement”), between the Company and Stephens Inc., as the representative of the several underwriters named in Schedule I thereto (the “Underwriters”). The Underwriting Agreement provides for the purchase by the Underwriters of 2,650,000 shares of the Company’s Common Stock and, at the option of the Underwriters, up to 397,500 additional shares of Common Stock pursuant to an overallotment option (collectively, the “Shares”). The Shares are being offered and sold by the Company pursuant to a prospectus supplement dated November 11, 2009, a free writing prospectus dated November 11, 2009 and the accompanying base prospectus dated August 26, 2009 (collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3, as amended (File No. 333-161558) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended.
     We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and public officials.
     This opinion is limited in all respects to the laws of the State of Arkansas, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
     Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, when issued and delivered in accordance with the terms of the Underwriting Agreement, the Shares will be duly authorized and validly issued, fully paid and nonassessable.
     This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.
     We hereby consent to the filing of this opinion as an Exhibit to the Current Report on Form 8-K to be filed on November 12, 2009 and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement dated November 11, 2009.
Sincerely,
QUATTLEBAUM, GROOMS
     TULL & BURROW PLLC
/s/ Quattlebaum, Grooms, Tull & Burrow PLLC